UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): June 30, 2023

Amphastar Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36509	33-0702205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11570 6th Street
Rancho Cucamonga, California	91730
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (909) 980-9484

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

T
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	AMPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2023 (the “Closing Date”), Amphastar Pharmaceuticals, Inc., a Delaware corporation (“Amphastar” or the “Company”), entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, certain subsidiaries of the Company party thereto, as guarantors, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, “Agent”), Swing Line Lender and L/C Issuer.

The Credit Agreement provides for a senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $200.0 million, with a $15.0 million letter of credit sublimit and a $15.0 million swingline loan sublimit. The Revolving Credit Facility matures on June 30, 2028 (the “Maturity Date”). As of the Closing Date, the Company had no borrowings outstanding under the Revolving Credit Facility.

The Credit Agreement also provides for the incurrence by Amphastar of a senior secured term loan in an aggregate principal amount of $500.0 million (the “Term Loan”, and together with the Revolving Credit Facility, the “Credit Facilities”). The Term Loan matures on the Maturity Date. The Term Loan was fully funded on the Closing Date.

The proceeds of the Credit Facilities were used to finance the acquisition of BAQSIMI® glucagon nasal powder (“BAQSIMI®”) and related assets (the “Transferred Assets”) from Eli Lilly and Company, an Indiana corporation (“Lilly”), to refinance certain of Amphastar’s and its subsidiaries’ existing third-party indebtedness, and to pay fees and expenses incurred in connection with each of the foregoing. Any remaining but otherwise unused proceeds from the Credit Facilities will be used for general corporate purposes.

Outstanding borrowings under the Credit Facilities initially accrue interest, at the Company’s option, at a per annum rate equal to either (i) a base rate equal to the highest of (x) the federal funds rate, plus 0.50%, (y) the prime rate then in effect and (z) an adjusted daily SOFR rate determined on the basis of a one-month interest period plus 1.00%, in each case, plus an applicable margin of 1.25%, or (ii) an adjusted Term SOFR rate, subject to a floor of 0.00%, plus an applicable margin of 2.25%. Following delivery of financial statements for the Company’s first fiscal quarter following payment in full of the Guaranteed Payment, the applicable margin for outstanding borrowings under the Credit Facilities will range from 0.50% to 1.50% in the case of base rate loans and 1.50% to 2.50% in the case of Term SOFR rate loans, in each case, depending on the Company’s consolidated net leverage ratio as of the most recently ended fiscal quarter. The Company is required to pay commitment fees ranging from 0.15% to 0.35% per annum on the daily undrawn commitments under the Revolving Credit Facility, depending on the Company’s consolidated net leverage ratio as of the most recently ended fiscal quarter. The Company is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The Company may borrow, repay and reborrow revolving loans under the Revolving Credit Facility until the Maturity Date, at which time the commitments under the Revolving Credit Facility will terminate and all outstanding loans thereunder, together with all accrued and unpaid interest thereon, must be repaid.

The Term Loan amortizes at a rate equal to 2.5%, 5.0%, 7.5%, 7.5% and 10.0% per annum in years 1, 2, 3, 4, and 5 following the Closing Date, respectively (based on the original principal amount of the Term Loan). The remaining outstanding principal amount of the Term Loan, together with all accrued and unpaid interest, is due on the Maturity Date. The Credit Facilities are also required to be prepaid with the proceeds of certain customary events, including certain asset sales, casualty events, and non-permitted debt incurrence.

The Credit Agreement permits the Company to add one or more incremental term loan facilities (in addition to the Term Loan) and/or increase the commitments under the Revolving Credit Facility from time to time, subject, in each case, to the receipt of additional commitments from existing and/or new lenders and, among other things, pro forma compliance with the financial covenants set forth in the Credit Agreement.

The Company’s obligations under the Credit Agreement are guaranteed by certain of its domestic subsidiaries meeting materiality thresholds set forth in the Credit Agreement. To secure the Company’s obligations under the Credit Agreement and the subsidiary guarantors’ obligations under the guarantees, each of the Company and the subsidiary guarantors has granted a security interest in substantially all its assets, subject to certain exceptions and limitations.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, enter into restrictive agreements and enter into sale and leaseback transactions, in each case subject to customary exceptions for a credit facility of this size and type. The Credit Agreement also includes a financial maintenance covenant, requiring the Company to maintain compliance with a maximum consolidated net leverage ratio and a minimum consolidated interest coverage ratio, each determined in accordance with the terms of the Credit Agreement.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Amphastar or Amphastar’s affiliates. The lenders and their affiliates have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Credit Agreement and the transactions contemplated thereby does not purport to be a complete description of the rights Credit Agreement, that will be filed as an exhibit to Amphastar’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission (the “SEC”) for the fiscal quarter ending June 30, 2023, and is incorporated herein by reference.

The information contained in Item 2.01 is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

Asset Purchase Agreement

On June 30, 2023, Amphastar completed its acquisition of BAQSIMI® and the Transferred Assets and assumption of certain liabilities of Lilly pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) by and among Lilly, Amphastar and Amphastar’s wholly-owned subsidiary, Amphastar Medication Co., LLC, dated April 21, 2023, as disclosed in Amphastar’s Current Report on Form 8-K filed on April 24, 2023. In connection with the closing of the transaction (the “Closing”), Amphastar paid Lilly $500 million in cash. In addition, Amphastar is required to pay Lilly a $125 million guaranteed payment (the “Guaranteed Payment”) on the first anniversary of the Closing. Amphastar may also be required to pay additional contingent consideration of up to $450 million to Lilly based on the achievement of certain milestones.

The foregoing is a summary of the terms of the Purchase Agreement and does not purport to include all of the terms of Asset Purchase Agreement. The summary of the Purchase Agreement is subject to, and qualified in its entirety by, the full text of the Purchase Agreement that will be filed as an exhibit to Amphastar’s Quarterly Report on Form 10-Q to be filed with the SEC for the fiscal quarter ending June 30, 2023, and is incorporated herein by reference.

Manufacturing Services Agreement

In connection with the Closing, on June 30, 2023, Amphastar entered into a Manufacturing Services Agreement (the “Manufacturing Services Agreement”) with Lilly, pursuant to which Lilly has agreed, for a period of time generally not to exceed 18 months, to provide certain manufacturing, packaging, labeling and supply services for BAQSIMI® directly or through third-party contractors to Amphastar in connection with Amphastar’s operation of the development, manufacture, and commercialization of BAQSIMI® (the “Business”).

The foregoing is a summary of the terms of the Manufacturing Services Agreement and does not purport to include all of the terms of the Manufacturing Services Agreement. The summary of the Manufacturing Services Agreement is subject to, and qualified in its entirety by, the full text of the Manufacturing Services Agreement that will be filed as an exhibit to Amphastar’s Quarterly Report on Form 10-Q to be filed with the SEC for the fiscal quarter ending June 30, 2023, and is incorporated herein by reference.

Transition Services Agreement

In connection with the Closing, on June 30, 2023, Amphastar entered into a Transition Services Agreement (the “Transition Services Agreement”) with Lilly pursuant to which Lilly has agreed, for a period of time generally not to exceed 18 months, to provide certain services to Amphastar in connection with its operation of the Business to support the transition of the Business to Amphastar, including with respect to the conduct of certain clinical, regulatory, medical affairs, and commercial sales channel activities.

The foregoing is a summary of the terms of the Transition Services Agreement and does not purport to include all of the terms of the Transition Services Agreement. The summary of the Transition Services Agreement is subject to, and qualified in its entirety by, the full text of the Transition Services Agreement that will be filed as an exhibit to Amphastar’s Quarterly Report on Form 10-Q to be filed with the SEC for the fiscal quarter ending June 30, 2023, and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 8.01 Other Events

On June 30, 2023, the Company issued a press release announcing the Closing.

A copy of the press release being filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements of businesses acquired

Abbreviated financial statements of BAQSIMI® to be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report is required to be filed.

(b) Pro forma financial information

Unaudited abbreviated pro forma financial information to be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report is required to be filed.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 30, 2023 of Amphastar Pharmaceuticals, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPHASTAR PHARMACEUTICALS, INC.
Date: June 30, 2023
	By:	/S/WILLIAM J. PETERS

William J. Peters
Chief Financial Officer, Executive Vice President and Treasurer